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                                                                    Exhibit 99.2



                                                   FOR IMMEDIATE RELEASE
                                                   Contact: Mr. Greg H. Guettler
                                                            President
                                                            (651) 687-9999




       HYPERTENSION DIAGNOSTICS REDUCES EXERCISE PRICE OF CLASS B WARRANT



ST. PAUL, MN, March 13, 2001 -- Hypertension Diagnostics, Inc. (NASDAQ SmallCap:
HDII; HDIIW; HDIIU; HDIIZ) announced today that it has reduced the exercise price of its Redeemable Class B Warrants enabling holders to purchase one share of the Company's $.01 par value Common Stock (the "Class B Warrants"). Effective today, the exercise price of the Class B Warrant has been reduced from $9.00 to $5.85 per share of Common Stock issuable upon exercise of the Class B Warrant. The reduction in exercise price will continue until the expiration of the Class B Warrant on January 23, 2006. The Class B Warrants are redeemable by the Company for $.01 per warrant, provided that the closing bid price of the Company's Common Stock exceeds $13.50 (subject to adjustment) for 5 consecutive trading days, as reported by The Nasdaq SmallCap Market.

         Class B Warrants are being offered for no additional consideration to eligible holders of the Company's Redeemable Class A Warrants ("Class A Warrants") who properly exercise their Class A Warrants on or before 5:00 p.m. Central Time on March 26, 2001. Class A Warrant holders who properly exercise their Class A Warrants on or before 5:00 p.m. Central Time on March 26, 2001 will receive, in addition to one share of the Company's Common Stock, one Class B Warrant for each Class A Warrant properly exercised.

                                     -more-


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Page 2, Hypertension Diagnostics, Inc.
March 13, 2001



         For a copy of the prospectus and prospectus supplement please contact:

                        Hypertension Diagnostics, Inc.
                        2915 Waters Road, Suite 108
                        Eagan, Minnesota  55121-1562
                        (651) 687-9999
                        Attention: James S. Murphy

         A registration statement relating to this offering was declared effective by the U.S. Securities and Exchange Commission on January 23, 2001. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company's 2000 Annual Report on Form 10-KSB, as amended, under the caption "Risk Factors," as well as others not now anticipated.

                                      # # #

Hypertension Diagnostics, HDI/PulseWave and CVProfilor are trademarks of Hypertension Diagnostics, Inc. All rights reserved.

Website:  www.hdi-pulsewave.com